Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller Chairman, President and CEO 717-747-1500 lmiller@peoplesbanknet.com

PeoplesBank Names A. Dwight Utz
Chief Operating Officer

York, Pennsylvania (September 22, 2015) – PeoplesBank, A Codorus Valley Company and Codorus Valley Bancorp, Inc. (NASDAQ: CVLY), collectively the “Company”, today announced that A. Dwight Utz has joined the Company as Executive Vice President and Chief Operating Officer of both entities. As Chief Operating Officer, Mr. Utz will join the Company’s senior management group and assume overall responsibility for PeoplesBank’s primary sales and services divisions and administrative support functions.

Mr. Utz comes to PeoplesBank from the former East Carolina Bank where he served as President and Chief Executive Officer. Prior to his service at East Carolina Bank, Mr. Utz served in various leadership roles with MidSouth Bank, PNC Bank, and the former Central Pennsylvania-based CCNB Bank.

“We are delighted that Dwight has joined our Company,” said Larry J. Miller, Chairman, President and CEO of the Company. “Dwight’s extensive experience in the financial services industry, coupled with his strong executive management and corporate governance background, will greatly contribute to the continued success of PeoplesBank as we position our Company for the future. Dwight firmly supports our Company’s culture of care and looks forward to actively volunteering his time and talents in the communities we serve.”

Mr. Utz is a graduate of the Central Pennsylvania College and Stonier School of Banking. He and his wife, Debbye, plan to reside in the York area.

PeoplesBank is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County with more than $1.3 billion in assets. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at 25 financial centers conveniently located in communities throughout Cumberland and York County, Pennsylvania and Baltimore, Harford, and Carroll Counties in Maryland.

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